Artisan Partners Asset Management Inc. Reports September 2017 Assets Under Management
Milwaukee, WI - October 10, 2017 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of September 30, 2017 totaled $113.7 billion. Separate accounts accounted for $57.2 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $56.5 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of September 30, 2017 - ($ Millions)
Global Equity Team
Non-U.S. Growth	26,727
Non-U.S. Small-Cap Growth	748
Global Equity	1,358

U.S. Value Team
U.S. Mid-Cap Value	6,543
Value Equity	2,132

Growth Team
U.S. Mid-Cap Growth	13,563
U.S. Small-Cap Growth	2,255
Global Opportunities	14,813
Global Discovery	14

Global Value Team
Non-U.S. Value	21,208
Global Value	19,471

Emerging Markets Team
Emerging Markets	302

Credit Team
High Income	2,437
Privately offered strategy	36

Developing World Team
Developing World	2,066

Thematic Team
Thematic	15

Total Firm Assets Under Management (or AUM)	$113,688
Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com